Exhibit 10

              [Nasdaq Financial Products Services, Inc. Letterhead]

                                                                January 28, 2004

The Bank of New York
as Trustee of the BLDRS Index Funds Trust
101 Barclay Street, Floor 6E
New York, New York 10286
Attn: Alfred Irving

           Re: Contractual Waiver

Dear Mr. Irving:

     Nasdaq Financial Products Services, Inc. ("Sponsor") agrees that on each day during the period ending January 28, 2005, the ordinary operating expenses of any series of the BLDRS Index Funds Trust (each, a "Fund"), as calculated by The Bank of New York as trustee of each Fund, will not exceed an amount which is 30/100 of 1% per annum of the daily net asset value of such Fund (" Expense Cap"). To the extent during such period that ordinary operating expenses of a Fund exceed the Expense Cap, subject to the following paragraph, the Sponsor agrees to reimburse such Fund or assume such excess ordinary operating expenses.

     This agreement in no way amends the existing obligation of The Bank of New York, as licensor to each Fund ("Licensor") under the terms and conditions of the License Agreement entered into by and between the Sponsor and Licensor on November 8, 2002, to, among other things, waive its license fees for a Fund before the Sponsor reimburses such Fund or assumes such excess ordinary operating expenses in the event the ordinary operating expenses of such Fund exceed the Expense Cap.

     This agreement is effective as of the date of this letter.

     This agreement can only be terminated or amended to increase the amount payable by the Sponsor under the Expense Cap, upon the approval of the Sponsor's Board of Directors. Unless otherwise amended or terminated, this agreement will terminate on January 28, 2005.


                                      Very truly yours,

                                      Nasdaq Financial Products Services, Inc.
                                      as Sponsor of the BLDRS Index Funds Trust

                                      By: /s/ John L. Jacobs
                                          ------------------
                                      Name: John L. Jacobs
                                      Title: Chief Executive Officer

cc: Laura Melman, The Bank of New York